Exhibit 12.2

                                                           HRPT PROPERTIES TRUST
                           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                                                           (dollars in thousands)


                                  Three Months Ended
                                       March 31,                                    Year Ended December 31,
                              ---------------------------   ------------------------------------------------------------------------
                                 2002          2001             2001            2000          1999           1998         1997
                              ------------- -------------   --------------- -------------- ------------- -------------- ------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item         $21,214       $24,451           $89,659        $110,086      $116,638      $136,756        $97,230
  Fixed charges before
     preferred distributions     22,022        25,304            91,305         104,337        91,420        66,612         38,703
  Distributions from equity
     investments                  6,683         6,643            26,651          30,294        18,606        10,320          9,640
  Capitalized interest             (160)         (356)             (787)         (1,680)       (1,488)         (447)          (165)
                              ------------- -------------   --------------- -------------- ------------- -------------- ------------
Adjusted Earnings               $49,759       $56,042          $206,828        $243,037      $225,176      $213,241       $145,408
                              ============= =============   =============== ============== ============= ============== ============

Fixed Charges:
  Interest expense              $20,910       $24,199           $87,075        $100,074       $87,470       $64,326        $36,766
  Amortization of deferred
     financing costs                952           749             3,443           2,583         2,462         1,839          1,772
  Capitalized interest              160           356               787           1,680         1,488           447            165
  Preferred distributions         4,938         2,030            16,842              --            --            --             --
                              ------------- -------------   --------------- -------------- ------------- -------------- ------------
Total Fixed Charges             $26,960       $27,334          $108,147        $104,337       $91,420       $66,612        $38,703
                              ============= =============   =============== ============== ============= ============== ============

Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Distributions
                                   1.8x          2.1x              1.9x            2.3x          2.5x          3.2x           3.8x
                              ============= =============   =============== ============== ============= ============== ============
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